Exhibit 10.2

June 14, 2017

Patriot Equity, LLC

Boca Center, Tower 1

5200 Town Center Circle Suite 550

Boca Raton, FL 33486

Attn: Gary O. Marino, Managing Member

Re:	Proposal to purchase Capital Units of Banyan Medical Partners LLC

Dear Mr. Marino:

This letter shall serve as a letter of intent of a proposed transaction between Banyan Rail Services, Inc. (hereinafter "Buyer"), or its assignee, to purchase all of the capital units of Banyan Medical Partners, LLC, all of such units being owned by Patriot Equity, LLC (hereinafter “Seller”), the terms of which are to be embodied in a formal Purchase and Sale Agreement (the “Agreement”) to be submitted by Buyer. No contractual obligation is intended nor will one be created until the Agreement is executed by both parties.

Our due diligence will focus on the physical aspects of the Properties owned or contracted for by Banyan Medical Partners, LLC, confirming the lease terms and financial data. We are prepared to proceed under the following terms:

Purchase Price	$9,536,582 payable as follows: 6,075,000 to Capital 1; $2,987,639 to Seller and $473,943 to Boca Equity Partners, LLC (the “Purchase Price”) Buyer will indemnify Seller for any guarantee agreement entered into by Seller with Capital One regarding such obligation if necessary.

Financing	The Buyer’s obligation to purchase shall be contingent upon its obtaining the necessary financing for the transaction. Buyer shall have 90 days from effective date of the Agreement to arrange for such financing. The Buyer’s obligation to purchase shall also be contingent upon Seller obtaining any necessary lender consents for the transaction, if required.

Boca Center, Tower 1 • 5200 Town Center Circle • Suite 550 • Boca Raton, FL 33486

Main 561.617.8050 • Fax 561.314.6834

Investigation Period	Buyer shall have 60 days from the effective date of the Agreement (the “Investigation Period") to conduct whatever investigations, analyses and studies Buyer deems appropriate and obtain any reports relating to the feasibility of purchasing the units. Seller shall provide unobstructed access to the Properties owned or contracted for by Seller (the “Properties”) and all books, records, financial statements, and reports concerning and covering the Properties and shall actively obtain any information held by third party vendors or agents in Seller’s control or possession. The Investigation Period review may involve, but may not be limited to, a review of all building plans, zoning approvals, construction documents, construction bids and costs to complete, books, records, financial statements, leases, reports concerning and covering the properties, the market condition, property condition both functional and physical inspection, other engineering feasibility studies and a review of any and all governmental regulations and improvements. If Buyer determines, in its sole judgment and discretion, that the Properties are not suitable for its intended purpose, then, and in this event, Buyer may, on written notice to Seller received prior to the expiration of the Investigation Period, terminate the Agreement.

Seller’s Deliverables	Within three (3) days after the execution of the Agreement by both parties, Seller shall deliver or make available to Buyer all information in its possession and control relating to the Properties, including, without limitation, the following:

(a)	copy of Seller’s existing title insurance policy;
(b)	copy of Seller’s existing survey of the Property;
(c)	existing Property environmental report;
(d)	copies of all leases;
(e)	Complete Planning and Zoning Approvals
(f)	Schedule of any and all concurrence items, offsite improvements, tap fees, school impact fees, wetland report, endangered species report and proof of payments
(g)	Audited Financials by a firm registered with the Public Company Accounting and Oversite Board (PCAOB)
(h)	Property General Ledger report
(i)	Any Construction Budget and Bids Received
(j)	Any Market Analysis Reports related to project
(k)	Latest version of Loan Application and response by Lender
(l)	Real Estate Tax and Insurance bills
(m)	Copies of any and all loan documents to be assumed by Buyer at closing

Boca Center, Tower 1 • 5200 Town Center Circle • Suite 550 • Boca Raton, FL 33486

Main 561.617.8050 • Fax 561.314.6834

Date of Closing	Closing shall occur at the offices of Banyan Rail Services no later than 30 days after the expiration of the Investigation Period. A closing, which occurs within 72 hours of the date of closing scheduled closing date, shall constitute timely performance within the definition of "Time of the Essence”.

Other Provisions	The Agreement shall contain other provisions dealing with such matters as allocation of closing expenses, conditions of closing, delivery of possession, examination of title, warranties and representations of Seller with respect to the Properties, tenant estoppel letters and other matters typically found in transactions of this nature. Expenses shall be borne as follows:

Requirement	Responsibility
Survey	Buyer
Title Search	Buyer
Title Insurance Commitment and Policy	Buyer
Transfer Taxes on the Deed of Conveyance	Seller
Brokerage Commissions, if any	Seller
Inspection Costs	Buyer
Attorneys’ Fees	Each pays own
Hazardous Waste Studies	Buyer
Leasing Commissions, Rent Abatements, Tenant Improvements or Capital Obligations	Seller

Assignability	Buyer reserves the right to assign the Agreement to an entity owned or controlled by Buyer or its principals.

Representations and Warranties	The Agreement shall contain standard representations and warranties of Seller.

Conditions	The Purchase Price assumes the following Property conditions:

a)	US Americans with Disabilities Act, building in compliance with current codes and requirements
b)	Fire Protection: In compliance with current codes and requirements. No disadvantageous environmental conditions are present
c)	No deferred maintenance items affecting capital equipment, structural elements, amenities, curb appeal and roofs

Boca Center, Tower 1 • 5200 Town Center Circle • Suite 550 • Boca Raton, FL 33486

Main 561.617.8050 • Fax 561.314.6834

Confidentiality	Except as required by law, each party undertakes and warrants to receive and maintain all written or oral information all materials received from the other during the negotiation and duration and existence of this letter strictly in confidence and not to disclose to any party, other than its third party professionals, attorneys, and/or consultants, or make public or authorize disclosure of any such information and not use such information for any purpose except in accordance with this letter. This provision shall survive the termination of this letter.

Exclusivity	In consideration of the foregoing, for and during the period of time commencing with the date hereof and ending with the execution of the Agreement, the mutual termination of negotiations between the parties hereto, or ninety (90) days, whichever is earliest, Seller agrees that Seller will not (a) negotiate with any other persons or entities with respect to any matters which are the subject of this letter; (b) entertain unsolicited offers, bids, negotiations or inquiries as to any of the same; (c) solicit or respond to any offers, bids, negotiations or inquiries with respect to the same; (d) furnish any information with respect to the property to any persons or entities whatsoever, other than as described in this letter; nor (e) proceed or continue with any of the aforesaid which may be in progress upon the date of this letter.

Cooperation	Seller will cooperate with and assist Buyer in preparing a “Super 8-K” to be filed by Buyer with the Securities and Exchange Commission in connection with closing of the transaction.

Non-Binding	Except as to Confidentiality and Exclusivity, this Letter of Intent is not meant to be a binding Agreement nor should any correspondence between Buyer and Seller be construed to create an agreement. Furthermore, this Letter of Intent constitutes an expression of interest and is not intended to constitute an offer to sell nor purchase the Property. No agreement shall be created until a formal document containing all terms and provisions is prepared by the parties’ attorneys and approved and executed by both Purchaser and Seller.

Offer & Acceptance	This Letter of Intent will expire five (5) business days from the date hereof.

Signatures appear on next page

Boca Center, Tower 1 • 5200 Town Center Circle • Suite 550 • Boca Raton, FL 33486

Main 561.617.8050 • Fax 561.314.6834

If you are agreement with the foregoing, please so indicate by signing and dating this Letter of Intent and return the original to the undersigned. Upon receipt of Seller's acceptance, Buyer shall prepare the Purchase and Sale Agreement for Seller's review. The terms and conditions of and existance of this offer are to be held strictly confidential in that it may contain proprietary, confidential and/or legally privileged information governed by the securities laws of the United States.

Very truly yours,

Banyan RAIL SERVICES, INC

		By:	/s/ Paul S. Dennis
Name: Paul S. Dennis
Title: CEO and CFO
Dated: June 14, 2017
AGREED TO AND ACCEPTED BY:

SELLER:

PATRIOT EQUITY, LLC

By:	/s/ Gary O. Marino
Name: Gary O. Marino
Title: Managing Member
Date:	June 14, 2017

Boca Center, Tower 1 • 5200 Town Center Circle • Suite 550 • Boca Raton, FL 33486

Main 561.617.8050 • Fax 561.314.6834